                                                February 2, 1994

Dear Tesoro Stockholder:

The Tesoro Annual Meeting on February 9, 1994 is only a few days away. This meeting is very important since a vote will be taken to reclassify 1,319,536 shares of $2.16 Cumulative Convertible Preferred Stock, including unpaid dividends, into approximately 6,465,859 shares of Common Stock and to approve amendments to our Company's Certificate of Incorporation.

THIS RECAPITALIZATION WILL HELP TO DETERMINE TESORO'S FUTURE. EVEN IF YOU HAVE SOLD SOME OR ALL OF YOUR SHARES, YOU, AS THE RECORD DATE HOLDER, ARE ENTITLED TO VOTE. WE STRONGLY URGE YOU TO REVIEW THE PROXY MATERIALS PREVIOUSLY SENT YOU AND THE FOLLOWING INFORMATION AND THEN EXERCISE YOUR VOTING RIGHTS.

 Consider:

     * Your Directors have unanimously approved the recapitalization. The Company has obtained an opinion from a nationally recognized investment bank that as of December 30, 1993, the recapitalization's terms are fair from a financial point of view to the holders of the $2.16 Preferred Stock and Common Stock.


     * The Company has entered into an agreement in principle with Croyden Associates to settle a class action lawsuit challenging the recapitalization.


     * Assuming consummation of the reclassification and the related exchange offer for the Company's 12 3/4%
          Debentures, on a pro forma basis at September 30, 1993:


               *    BOOK VALUE PER COMMON SHARE WOULD INCREASE
                    APPROXIMATELY 247%, FROM $.80 TO $2.78.

               *    LONG TERM DEBT AND REDEEMABLE PREFERRED STOCK
                    WOULD BE REDUCED FROM $257 MILLION TO $186
                    MILLION.

               *    COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY
                    WOULD INCREASE FROM $44 MILLION TO $120
                    MILLION.


     *    On January 31, 1994, the Common Stock and $2.16
          Preferred Stock closed at $10.625 and $50.00 respectively.


THE RECLASSIFICATION IS AN IMPORTANT MATTER FOR THE FUTURE OF
TESORO.  WE STRONGLY URGE YOU TO VOTE IN FAVOR OF ALL PROPOSALS
BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD TODAY.

                                   Sincerely,

                                   Tesoro Petroleum Corporation